Exhibit 99.2

CPS TECHNOLOGIES CORP. Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	June 26,	July 2,	June 26,
	2022	2021	2022	2021
	------------	------------	------------	------------
Revenues:
Product sales	$7,070,743	$5,862,183	$13,723,457	$10,727,890
	------------	------------	------------	------------
Total revenues	7,070,743	5,862,183	13,723,457	10,727,890

Cost of product sales	5,242,106	4,510,600	9,931,330	8,432,168
	------------	------------	------------	------------
Gross Margin	1,828,637	1,351,583	3,792,127	2,295,722

Selling, general, and administrative expense	1,159,157	1,098,616	2,575,550	2,007,087
	------------	------------	------------	------------
Income from operations	669,480	252,967	1,216,577	288,635

Interest income (expense), net	1,594	(13,769)	(319)	(18,079)
	------------	------------	------------	------------
Net income before income tax	671,074	239,198	1,216,258	270,556
Income tax provision	215,966	--	341,714	456
	------------	------------	------------	------------
Net income	$455,108	$239,198	$874,544	$270,101
	=========	=========	=========	=========
Net income per basic common share	$0.03	$0.02	$0.06	$0.02
	------------	------------	------------	------------
Gross Margin	1,828,637	1,351,583	3,792,127	2,295,722

Selling, general, and administrative expense	1,159,157	1,098,616	2,575,550	2,007,087
	------------	------------	------------	------------
Income from operations	669,480	252,967	1,216,577	288,635

Interest income (expense), net	1,594	(13,769)	(319)	(18,079)
	------------	------------	------------	------------
Net income before income tax	671,074	239,198	1,216,258	270,556
Income tax provision	215,966	--	341,714	456
	------------	------------	------------	------------
Net income	$455,108	$239,198	$874,544	$270,101
	=========	=========	=========	=========
Net income per basic common share	$0.03	$0.02	$0.06	$0.02
	------------	------------	------------	------------

CPS TECHNOLOGIES CORP.
Balance Sheet (Unaudited)

	July 2,	December 25,
	2022	2021
ASSETS	-------------	-------------

Current assets:
Cash and cash equivalents	$5,076,282	$5,050,312
Accounts receivable-trade, net	4,536,973	4,870,021
Inventories, net	4,665,719	3,911,602
Prepaid expenses and other current assets	313,501	225,873
	-------------	-------------
Total current assets	14,592,475	14,057,808
	-------------	-------------
Net property and equipment	1,412,923	1,322,494

Right-of-use lease asset	528,000	586,000
Deferred taxes, net	2,482,720	2,823,978
	-------------	-------------
Total Assets	$19,016,118	$18,800,719
	=========	=========
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	$47,321	55,906
Accounts payable	1,621,278	2,100,251
Accrued expenses	648,180	1,086,429
Deferred revenue	1,752,543	1,707,138
Lease liability, current portion	157,000	155,000
	-------------	-------------
Total current liabilities	4,226,322	5,104,724
	-------------	-------------
Note payable less current portion	77,120	98,684
Long term lease liability	371,000	431,000
	-------------	-------------
Total liabilities	4,674,442	5,634,408

Total stockholders’ equity	14,341,676	13,166,311
	-------------	-------------
Total liabilities and stockholders’ equity	$19,016,118	$18,800,719
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